UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2015

STATE STREET CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip Code)

617-786-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

State Street Corporation included the following regulatory update in the preliminary prospectus it filed this morning with the U.S. Securities and Exchange Commission in connection with its proposed offering of depositary shares representing interests in fixed-to-floating rate non-cumulative perpetual preferred stock.

As a result of identified deficiencies in State Street Corporation’s and State Street Bank and Trust Company’s compliance program to comply with the Bank Secrecy Act, anti-money laundering regulations and U.S. economic sanctions regulations promulgated by the Office of Foreign Assets Control, we expect to become subject to a public form of enforcement action brought by the Federal Reserve and the Massachusetts Division of Banks. A written agreement is expected to require us, among other things, to implement improvements to our compliance programs and to retain an independent firm to conduct a transaction review of account and transaction data covering a prior three-month period for identification and reporting of suspicious activity in accordance with applicable regulatory requirements. If deficiencies in our historical reporting are identified as a result of the transaction review or if we fail to comply with the terms of the written agreement, we may become subject to fines and other regulatory sanctions, which may have a material adverse effect on us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ Sean P. Newth
Name:	Sean P. Newth
Title:	Senior Vice President, Chief Accounting Officer and Controller

Date: May 14, 2015